Exhibit 99.1

QKL Stores Inc. Announces Management Change

Daqing, China, June 17, 2011 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced that Chief Operating Officer Mr. Alan Stewart has resigned effective immediately to pursue other opportunities.  Mr. Stewart will continue to serve as a consultant to the company going forward.

The Company’s Assistant Chief Operating Officer, Ms. Xishuang Fan has been promoted to the role of Chief Operating Officer, and will be responsible for the Company’s operations. Ms. Fan has worked for QKL Stores for twelve years and worked closely with Alan in the Assistant COO position for the past two years. During her twelve year tenure at QKL Stores, Ms. Fan also worked as a Finance Director as well as in the security and audit departments.

Mr. Zhuangyi Wang, Chairman and CEO, said, “Alan’s three year tenure as COO has resulted in great progress for our business and made him a very important part of the executive team. On behalf of QKL Stores, I want to thank him for his many contributions and wish him success in his future endeavors.  We look forward to his ongoing contributions as a consultant to our company.  I am also very confident in Ms. Fan’s capabilities, leadership and commitment to QKL Stores in her new role and trust her ability to further drive our business forward.”

Alan Stewart commented, “It has been an extremely rewarding three years working for Zhuangyi Wang and the entire QKL staff. QKL has a strong operational infrastructure and a highly capable management team.  Together, we have opened 35 new stores, expanded the store base from Heilongjiang province into Inner Mongolia, Jilin and Liaoning provinces, and have opened a state-of-the-art 200,000 sq. ft. distribution center in Harbin. We have also successfully updated the Merchandising, Distribution, Finance and HR systems resulting in much improved operational efficiency.  I will continue to consult with QKL management to ensure that QKL accomplishes its goal of becoming a leading multi-format retailer in the Northeast China region.”

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233